Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-55846

                         PRICING SUPPLEMENT NO. 8 DATED
                           MARCH 5, 2002 TO PROSPECTUS
                     DATED FEBRUARY 26, 2001 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 2001

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001, as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:   $100,000,000

Original Issue Date           March 8, 2002
(Settlement Date):

Stated Maturity Date:         March 4, 2004

Interest Rate:                4.13%

Interest Payment Dates:       March 4 and September 4
                              commencing September 4, 2002

Type of Notes Issued:         [X] Senior Notes        [X] Fixed Rate Notes
                              [ ] Subordinated Notes  [ ] Floating Rate Notes
Optional Redemption:          [ ] Yes
                              [X] No

Form of Notes Issued:         [X] Book-Entry Notes
                              [ ] Certificated Notes

CUSIP Number:                 09700WDR1


                               PURCHASE AS AGENTS

        This Pricing Supplement relates to $100,000,000 aggregate principal amount of Notes that are being purchased, as Agent, by Merrill Lynch, Pierce, Fenner and Smith, Incorporated ("Merrill Lynch"). Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 99.850% of the aggregate principal amount of the Notes, or $99,850,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .150% or $150,000.



                              RECENT DEVELOPEMENTS

        On December 17, 2001, Moody's lowered the credit ratings of the Company's senior unsecured debt, subordinated debt and short-term debt (commercial paper) from A2 to A3, A3 to Baa1 and P-1 to P-2, respectively. Moody's ratings outlook for the Company is stable. On February 5, 2002, Standard & Poor's lowered the credit ratings on the Company's senior unsecured debt, subordinated debt and short-term debt (commercial paper) from AA- to A+, A+ to A and A-1+ to A-1, respectively. Standard & Poor's ratings outlook for the Company is stable.

        The Company's access to capital at rates that allow for a reasonable return on new business can be affected by credit rating agencies' ratings of the Company's debt.











































Tr_02027  PS 8